Reed’s, Inc. NasdaqCM:REED

FQ4 2019 Earnings Call Transcripts

Thursday, March 12, 2020 8:30 PM GMT

S&P Global Market Intelligence Estimates

	-FQ3 2019-			-FQ4 2019-	-FY 2019-	-FY 2020-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.11)	(0.14)	NM	(0.08)	(0.44)	(0.26)
Revenue (mm)	9.04	8.74	▼(3.32%)	8.32	34.99	40.85

Currency: USD

Consensus as of Dec-20-2019 2:12 PM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations

Share Price
Volume
5.00
4.00
3.00
2.00
1.00
0.00
5.00mm
4.00mm
3.00mm
2.00mm
1.00mm
0.00mm
Jan 2019
Mar 2019
May 2019
Jul 2019
Sep 2019
Nov 2019
Jan 2020
Mar 2020

- EPS (GAAP) -

	CONSENSUS	ACTUAL	SURPRISE
FQ4 2018	(0.09)	(0.10)	NM
FQ1 2019	(0.08)	(0.11)	NM
FQ2 2019	(0.10)	(0.13)	NM
FQ3 2019	(0.11)	(0.14)	NM

1

Contents

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Call Participants

EXECUTIVES

John J. Bello

Chairman of the Board

Norman E. Snyder

CEO & COO

Thomas J. Spisak

Chief Financial Officer

ANALYSTS

Anthony V. Vendetti

Maxim Group LLC, Research Division

Christopher Walter Krueger

Lake Street Capital Markets, LLC,

Research Division

David Brian Bain

Roth Capital Partners, LLC,

Research Division

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Presentation

Operator

Good afternoon, and welcome to Reed’s Fourth Quarter and Fiscal 2019 Earnings Conference Call for the period ending on December 31, 2019.

My name is Rob, and I will be your conference call operator today.

Today’s call is limited to one hour, and we’ll have prepared remarks from John Bello, Reed’s Chairman; Norm Snyder, Reed’s Chief Executive Officer; and Tom Spisak, Reed’s Chief Financial Officer. Following management’s remarks, they will take your questions.

Before we begin today’s call, I have a safe harbor statement to read to our listeners. I would like to remind our listeners that during this call, management’s remarks may contain forward-looking statements and that management may make additional forward-looking statements in response to your questions. Forward-looking statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those anticipated by such statements. These factors include, but are not limited to the company’s ability to manage growth, manage debt and meet development goals, reduction in demand for our products, dependence on third-party manufacturers and distributors, changes in the competitive environment, access to capital and other information detailed from time to time in our filings with the United States Securities and Exchange Commission. Although we believe that expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement.

In addition, any projections as to the company’s future performance represent management’s estimates as of today, March 12, 2020. We assume no obligation to update these projections in the future as market conditions change.

Additionally, please note non-GAAP financial measures referenced during this call are reconciled to their comparable GAAP financial measures in the press release and supplemental materials filed with the SEC and as posted on our website at investor.reedsinc.com. Non-GAAP financial information is not meant as a substitute for GAAP results but is included solely for informational and comparative purposes. We present modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of core operating performance.

I will now turn the call over to Mr. Bello. Please go ahead, sir.

John J. Bello

Chairman of the Board

Thank you, and good afternoon, everyone.

It’s a pleasure to join you today as the former interim CEO of Reed’s. I will turn the call over to Norm in a moment to discuss our recent business activities and plans for 2020, but I wanted to begin today with a few thoughts.

2019 was a tumultuous year for Reed’s. It is now in the rearview mirror. We now feel that the train is back on the tracks with momentum building through the first quarter and a solid growth year expected in 2020. I’ve always believed you win with people, and I feel we now have a tight, cohesive and experienced team at Reed’s.

I’m excited about the new leadership with Norm and Tom. Both have moved quickly since their appointments as CEO and CFO, having immersed themselves in the business, rectifying nearly all of the issues that plagued us in 2019. As importantly, they have realized that the team in place at Reed’s has the talent, skill and capability that was underutilized, especially in the area of production and supply chain. It is clear that Norm is the right guy for the CEO position, given his broad-based beverage experience and successful efforts in fixing our production issues in his time as our COO. Tom, who joined us in December as CFO, has been just as productive with our financials, our systems and controls.

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

I intend to stay actively involved in the business, working as I have in past lives with Norm at the NFL, at SoBe, and here at Reed’s to build success and value for our shareholders.

Sell, save and simplify is our mantra as we develop and execute our plans and look towards cash flow visibility, breakeven visibility in the out years, with timely innovation, broadened distribution and significant margin improvement, and above all, what follows, execution.

As you will hear, we are in the process of introducing and delivering on all new product innovation, including Reed’s Wellness Shop, restaged and repackaged Ginger Chews and Crystallized Ginger, and canned Mules via a licensing arrangement with Full Sail. We believe Reed’s Mules will compete effectively in the large and growing alcoholic seltzer space dominated by Truly and White Claw. And most significantly, we are producing our new Reed’s Really Real Ginger Ale in Regular and Zero Sugar varieties as we speak with new packers that promise on-time delivery and significantly improved margins.

Really Real Ginger Ale has met with enthusiastic distributor and retailer reception. We are supporting Real Ginger Ale with efficient and effective, targeted retail-specific programs to build awareness and drive trial, repeat and consumer adoption.

Healthy refreshment is the corporate brand umbrella for Reed’s and Virgil’s. Our clear objective is to rise above the competitive clutter within everything ginger, health and wellness positioning as our key growth driver. Ginger is the ultimate super food with substantial and real health benefits. With a full line of ginger beers and ginger ales, with our Reed’s Ginger Mules, with our Wellness Ginger Shots and packaged chews, Reed’s is the first name in ginger. We plan to build on that as we continue a steady stream of exciting ginger-based innovations so necessary to success in beverages.

And innovation futures will also focus on Zero Sugar as a strategic direction and a priority. We have received an incredibly positive consumer response to our special blend Zero Sugars. Virgil’s Zero Sugars propelled double-digit growth for the entire Virgil’s line in 2019. Reed’s Extra Zero Sugar, which experienced delayed distribution due to production issues last year, has shown it can spur growth for our entire Reed’s platform as we have seen at our largest single retail partner and other retailers around the U.S. Zero Sugar Ginger Ale will also accelerate growth. We are rapidly and aggressively expanding distribution for both our Virgil’s and Reed’s Zero Sugars and expect to have broad-based distribution across our distribution footprint by second quarter.

Despite heightened competition in the ginger ale category in the specialty category, we expect specialty — we expect substantial growth and improved results this year. We have the on-trend products, a strong and leading brand portfolio, and a dedicated and talented team to build success for our shareholders in 2020 and beyond. Stay tuned.

Before handing over to Norm, I will briefly address the impact of the coronavirus on Reed’s. So far, we have not experienced any delays or interruptions in production. We do not, at this point, anticipate a disruption in supply chain as virtually all our materials are sourced in the U.S. That may change. From a sales perspective, we have had cancellations in face-to-face meetings with retailers that have been converted to phone conversations and sales pitches. This may, in fact, work better as long as we can get samples in front of our buyers.

All that said, the future impact is unknown, especially from a consumer perspective, especially as we approach the Memorial Day and summer high consumption periods. We will monitor and keep everyone apprised, but for now, it’s pedal to the metal and business as usual.

With that, Norm and Tom will elaborate. Norm, take over.

Norman E. Snyder

CEO & COO

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Thanks, John.

We accomplished a lot during the fourth quarter, much of which is not reflected in the financial statements yet. We put together a robust and challenging agenda over the last several months of 2019, and I am very pleased with how far we have come. We have made significant improvements in a very short period of time. We have solidified the co-packer network, increasing both throughput and quality. We now have 5 co-packers operational, including redundancies for each of our packaging type and bicoastal production. Today, our co-packer network has the capacity to handle 3x our current volume, and we plan to add an additional co-packer on the West Coast in the near term.

As John noted, we have completed 4 consecutive months of uninterrupted service to our customers, illustrating the improvements since last summer’s production shortfall.

We have also recently signed an agreement with our ginger supplier in Peru to ensure that we have a protected supply and have instituted new quality control protocols, along with broad supply chain enhancements. I can confidently say that we’re now in a better production position than anytime in Reed’s history. We’re also tightening our belt on costs, making strides on reducing costs across the organization and have had several achievements during the fourth quarter, identifying new opportunities to reduce costs across the organization and supply chain.

From a gross margin perspective, we have few savings in ingredient and packaging costs through formula optimization and leveraging purchasing power with our production partners. In addition, we have restructured functional roles within the organization to improve efficiency without headcount addition, while at the same time reducing our reliance on third-party providers. We have also modified our marketing focus to be more retail-driven, resulting in an improved ROI while reducing the overall spend. We will remain focused on costs as we further enhance our daily execution.

During the fourth quarter, core brand gross sales were flat from the — with the prior year, reflecting 6% volume growth at Virgil’s, offset by a decline in Reed’s volume. With our co-packing network delivering, we are positioned to accelerate growth over the coming quarters. We now have the capacity to support broader distribution of Reed’s Zero Sugar in both bottles and cans, which is reflected in our broadening distribution. We are now shipping Reed’s Zero Sugar into Albertsons Northern California and Pacific Northwest location: H-E-B, BevMo, Winn-Dixie, Harris Teeter and Hy-Vee.

We continue to see strong retailer demand for both broader distribution and our new product innovation. We are also in a position to launch Reed’s Real Ginger Ale. And I’m happy to announce that production began today without any glitches on that. We are also seeing a very strong retailer response to the ginger ale offering, with an exhaustive list of retailers agreeing to take new product.

Retailers that are on track to take Ginger Ale over the coming months include: Food Lion; Stop & Shop; Albertsons Northwest and Southwest; Walmart; Shaw’s; Giant Eagle; NEXCOM, which is the Navy Exchange; DeCA, the Defense Commissary; Meijer; Sprouts; Haggen; WinCo; and Raley’s.

We expect to see our first shipments by the end of the first quarter and building further over the coming quarters. We have a promising opportunity to capture a slice of the $1.2 billion ginger ale market with a great-tasting, more refreshing ginger ale that has real ginger as opposed to the leading ginger ales that have virtually none.

During the fourth quarter, we also introduced Reed’s Wellness Shots — Ginger Shots, which are now hitting retailers. Sprouts was the first retailer to take the Shot. We are seeing interest across independent natural retailers. Our Wellness Shots are also well positioned to provide a significant opportunity with convenience stores as well as being a promising e-commerce opportunity. We have also begun to use an e-commerce platform to sell our Wellness Shots in line of Ginger Chews and will follow-up offering our beverages in can. These products are available through our website and will shortly be available on Amazon. This channel, surprisingly, has shown strength for competitive brands, and we believe will enhance demand and awareness as the market trends to online for all food and beverages categories.

I’m also pleased to announce that our partner, Full Sail Brewing, is now testing our ready-to-drink Craft Ginger Mules in the Pacific Northwest, most notably at Whole Foods; Albertsons Safeway; Plaid Pantry; Jacksons Food Stores; Natural Grocers; Haggen; and in Raley’s, which is the Northern California; and H-E- B in Texas.

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

We are rolling out some significant innovation early in 2020, including the Craft Mules, Ginger Ale and Wellness Shots. Let me note that our innovation is targeted and methodical, allowing us to better execute in both supply chain and at retail.

Turning to our marketing efforts. We will be utilizing more retail-based programs to target consumers, and we will be focusing on grassroots marketing campaign as opposed to our broad — our past broad advertising campaign. We anticipate generating a higher ROI by continuing to support our brands. We will also continue to enhance packaging across our portfolio, most recently with our candy products.

Now let me turn the call over to Thomas Spisak to discuss the fourth quarter financial results. Tom?

Thomas J. Spisak

Chief Financial Officer

Thank you very much, Norm.

It’s a pleasure to speak with everyone today on my first conference call. I’m excited to be at Reed’s and see considerable opportunities, not only to grow our brands, but to take costs out of the system and drive sustainable gains and profitability.

Let me run through our fourth quarter financials. Fourth quarter net sales decreased 26% to $7.2 million compared with $9.6 million in the prior year. As I know you are all aware, we exited noncore products and our private label business at the end of last year, which collectively contributed $2.2 million of gross sales in the prior year and are the primary drivers of the reported net sales decline. Core brand gross sales were flat with the prior year as a result of 6% case growth for the Virgil’s brand, offset by a decline on Reed’s case shipments.

Gross profit dollars decreased to $600,000 from $2.7 million in the prior period, with the gross margin falling to 8% from 28% in the prior year. However, there are several discrete items affecting the gross margin during the fourth quarter and the year-over-year comparison.

First, during the fourth quarter, we wrote-down $800,000 of inventory and increased our accrual for inventory obsolescence by $400,000. Each effort was to clean up our inventory accounts and position ourselves for a better reflection of our true margin trajectory in the future. Note that the inventory obsolescence accrual reflects a reversal of the prior years, reflecting a change in estimate.

Excluding these items, the gross margin would have been approximately 26% during the fourth quarter and for the full year.

Delivery and handling costs decreased 14% to $1.6 million, while increasing 305 basis points as a percentage of net sales. The increase was a result of additional freight required to rebalance inventory, shipping innovation products produced in limited locations, and a higher proportion of less-than-full truckloads shipments to support new retail distribution. The expanded co-packer production capabilities on both coasts is expected to favorably impact transportation costs going forward.

Selling and marketing costs increased 15% to $1.5 million during the fourth quarter, and as a percentage of net sales, increased 21%. And the increase reflects the investment in sales and marketing infrastructure and growth initiatives. These increases in sales and marketing were expected and are consistent with our strategy to refresh the brand, drive awareness, support the launch of new products and packaging, open new retail outlets, and drive growth of our core brands.

General and administrative expenses decreased 34% to $1 million in the fourth quarter compared to $1.5 million in the prior period. The year-over-year decrease largely reflects last year’s sale of the Los Angeles facility and reduction of other office expenses.

The fourth quarter operating loss increased to $3.5 million from $2.1 million in the prior year. Interest expense decreased to $300,000 from $700,000 last year, and the net loss was $3.8 million or $0.09 per share in the fourth quarter of 2019 compared to a loss of $2.7 million or $0.10 per share in the same period last year.

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Moving to the balance sheet and cash flow. We ended fiscal 2019 with $900,000 in cash and $3.2 million of availability on our revolving line of credit. During fiscal 2019, we used $18.2 million of cash in operating activities and invested $300,000 in capital expenditures.

Turning to our 2020 outlook. We anticipate generating 10-plus core brand growth over fiscal 2019. We also anticipate a gross margin of 32% or greater for the full year.

While we source the vast majority of our raw materials domestically, an organic ginger from Peru, we do source a couple of small ingredients from Asia. While we are well positioned with our supply chain with ample supply availability and we currently do not anticipate challenges as a result of coronavirus, our guidance does not assume a material impact from the current global pandemic which is clearly difficult to forecast.

Now let me turn the call back to John for some concluding remarks.

John J. Bello

Chairman of the Board

Thanks, Tom.

As you can see, we made significant progress during the fourth quarter. We have assembled a leadership team over the last several months that is experienced, operationally focused and committed to driving continued improvement.

Once again, I am pleased that Norm has taken on the CEO role, and have significant confidence in his leadership abilities.

2020 will be an exciting year as we roll out Reed’s Real Ginger Ale, expand our Reed’s Mules, drive retail and online growth of our Ginger Wellness Shots, and focus on driving improved operational performance.

We have strong, powerful and growing brands that are on trend at a time when health and wellness are driving consumer interest, demand and consumption.

Ginger is growing in awareness, acceptance and popularity as the ultimate super food. Reed’s is the first name in ginger, and our strategic focus is to be everything ginger. We will build off that positioning. We have the brands, the team, resources, the plan and the motivation to be the leader in healthy refreshment.

Thank you, and I will now turn the call back to the operator to begin the question-and-answer session. Thank you very much. Operator?

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Question and Answer

Operator

[Operator Instructions] Our first question comes from David Bain with Roth Capital Partners.

David Brian Bain

Roth Capital Partners, LLC, Research Division

I guess, first, John, you mentioned some initial — or Norm, some initial large acceptance of ginger ale. Congratulations, by the way, including Walmart. Can you give us a deeper sense as to the depth within those distribution points? And is that like a jurisdictional thing, a regional thing? Or is there visibility towards national? Is there a pathway there that you have visibility in? And then also with — going back to depth, you mentioned multiple flavors in the ginger ale. I mean, are customers already accepting of those offerings?

John J. Bello

Chairman of the Board

Well, ultimately, we think we’ll be in multiple flavors. We are going out initially with our — just straight ginger ale and our zero sugar formulation of that ginger ale, so we have 2 SKUs going into the marketplace. Hopefully, we anticipate that this will — ginger ales will get us into a broader category of ginger ale consumption, much, much larger space to play in than our traditional ginger beer offerings. With the recognition from a consumer perspective that, hey, there’s really no ginger ale and Canada Dry and other large ginger ale brands.

We have seen that some of our placement has been in the broader ginger ale set, but we’re still — hopefully, with our marketing efforts to generate awareness among consumers that this is a new ginger ale. And hopefully, we can migrate from our specialty set into multiple sets in the location we’ve had and experience here recently with Safeway, where they’re actually going to put us into the mixer set. So we’re going to start playing with the bigger players. Hopefully, as time goes on and awareness is generated for the product and consumption, we’ll get more space in those areas.

Norman E. Snyder

CEO & COO

Let me just add also, the distribution is fairly broad across the country. When we initially launched Zero Extra, we started with approximately 1,000 accounts — and from a pre-sale perspective, and we are launching ginger ale with about 6,000 accounts. So a big step forward in terms of the initial reception.

David Brian Bain

Roth Capital Partners, LLC, Research Division

That’s great data point. Okay, great. And just 2 quick ones, if I could. If you could bifurcate 2020 expected core brand growth of 10% plus. I assume that’s given what you just spoke to, kind of Reed’s-led the introduction of ginger ale or is it more evenly split?

Norman E. Snyder

CEO & COO

Well, I think because of the focus and the reception on the Zero Sugar products are driving it, I think you’re going to see it evenly split between both Reed’s and Virgil’s.

David Brian Bain

Roth Capital Partners, LLC, Research Division

Okay, great. And then just lastly, I know you’ve made the reduction in supply chain and SG&A cost, and that will be reflected in 2020, but could you give us a sense as to the cadence of when we see that in the model? And what significant items were pruned or will be the sort of — see that change in the numbers?

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Norman E. Snyder

CEO & COO

Well, from an operating cost perspective, we started in the first quarter, and that’s across the board, and there’s nothing — one area to point to and say, well, you’re going to see a big reduction there. It was — we did a very methodical account-by-account look at our — how we’ve been spending and what sort of ROI we’re getting. So we’ve already commenced that, and you’ll see that immediately.

From a margin standpoint, obviously, there’ll be some products that were produced in 2019 rolling into 2020 and some other commitments, so that will be staged. With each quarter, you’ll see increased margin growth. And obviously, part of it has been through better purchasing. And we will have to use up existing materials before we see the benefits of that, but also through formula optimization that I mentioned earlier, the same thing, too. So we’ve migrated some products to that. Obviously, ginger ale will be the first one, where we’re starting with a clean slate and have some very strong margins, and then we’re just rolling through the remaining portfolio. So that will be more staged, and every quarter, you’ll see a little bit of a bump.

Operator

Our next question comes from Chris Krueger with Lake Street Capital Markets.

Christopher Walter Krueger

Lake Street Capital Markets, LLC, Research Division

So you got the new co-packers and the supply chain. Would you say they’re up to full speed now?

Norman E. Snyder

CEO & COO

I would say we’re 80% to 90% there, but — and we have some more room to do through this quarter and in the second quarter to complete it. But I don’t anticipate any adverse impact because of that. What you will see is continued margin improvement as we continue to phase that in.

Christopher Walter Krueger

Lake Street Capital Markets, LLC, Research Division

Okay. And during the fourth quarter, were you able to fill all sales orders that you had in hand or did you have to have some [ cannibalism? ]

Norman E. Snyder

CEO & COO

We’ve had 4 consecutive months of delivering 100% of all of our orders, and I’m really pleased with that. And we’ve set the bar high, and we’re going to keep it high.

Christopher Walter Krueger

Lake Street Capital Markets, LLC, Research Division

And then on the Reed’s Really Real Ginger Ale, today, you said you started production today. Did I hear you correctly that it’s going to begin shipping by the end of the month?

Norman E. Snyder

CEO & COO

Yes. Actually, we’ll start shipping some next week, but it will only start to pick up towards the end of March for the balance of the orders.

Operator

Our next question comes from Anthony Vendetti with Maxim Group.

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

Anthony V. Vendetti

Maxim Group LLC, Research Division

Yes, I just wanted to start — I know you touched on the coronavirus, COVID-19. You’re not seeing any impact now, but obviously, things could be affected going forward. You mentioned, I guess, some of your ingredients, but not a lot, are sourced from Asia. Can you talk a little bit, though, from the sales perspective? I know that the guidance you’re providing right now is on the brands, correct? It’s just 10% plus on the brand. But it looks like the overall guidance for the year, you’re not reiterating or mentioning at this point. Is that solely due to the uncertainty around COVID-19 or is that just, at this point, not something you want to elaborate on?

Norman E. Snyder

CEO & COO

More the latter. I’ll say this, we — and all of our forecasts and all of our planning, obviously, this is a recent development, and we haven’t had the time to absorb the full impact. And obviously, it’s a fluid situation with circumstances changing every day, so I think it would be remiss for me to make any sort of comments on that. We obviously are trying to do the best to stay on top of it, but like anybody else we don’t really have any visibility into the future so I’d prefer not to comment on that.

Anthony V. Vendetti

Maxim Group LLC, Research Division

Okay. But you feel confident enough to — on the brand side, to talk about brand growth in 2020 of 10% plus, correct?

Norman E. Snyder

CEO & COO

Yes.

Anthony V. Vendetti

Maxim Group LLC, Research Division

And then as you look at your product portfolio, where are you seeing specifically the most growth in the newer products? I know, obviously, Reed’s your core product — and Virgil’s are 2 of your core brand. But on some of the new things that you’ve talked about, the Ginger Energy Shot or Reed’s Mules or Ginger Chews, and also, I was wondering if you could just talk a little bit about CBD, where that’s at at this point?

Norman E. Snyder

CEO & COO

Well, let me work backwards. CBD, we’re in the process of reformulating, and obviously, keeping a very keen eye on the regulatory environment. So we’re going to be very — take a very methodical process of reintroducing that and don’t want to rush into things until we feel confident that a lot of the issues have been adequately resolved. So that’s the position on CBD.

Now with respect to the Chews and the Crystallized Ginger, obviously, we’ve had that in the marketplace for a while, and there’s been positive reaction. That’s not dissimilar to our beverage brands have had some supply issues. We believe we’ve worked through those. And the process, we’ve made product improvements, and packaging changes to what we think are more relevant to today’s consumer. So we’re just going to — we’re working back to — and also online. We’re working back, obviously, to get those products into broader distribution and are confident that we’ll be able to do that.

The Wellness Shots are a brand-new product. Obviously, John mentioned about our approach being everything ginger and our focus, so that fits into who we are. And the shots are packed with 3,000 milligrams of organic ginger. So obviously, for the consumer that wants that product and understands the efficacy of ginger, that’s a great product. We’re going to start again, online and through the natural channel and then expand there into convenience stores where we can get the growth.

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

John J. Bello

Chairman of the Board

Yes, let me just elaborate on the shots and the candy. Those are allied brands. They’re very profitable. They go-to-market differently than what we do with our beverage products. That said, we’re reinstituting, and we’re opening up the e-commerce business and expect to be up with Amazon. And we think those products will do very, very well in that channel and hopefully contribute to the bottom line and give us the money to invest back into our beverage platform, particularly the Ginger Beer and the ginger ale products because that’s our pathway to the future and that’s our pathway to huge success. We think ginger is the way of the future for this brand.

And Virgil’s has done very, very well for us and nicely, particularly with Zero. And we are looking at other opportunities as we go forward. As I said earlier, a steady stream of innovation is key to growth and success in the beverage category. But we think ginger is our key to success and will get us to the bank ultimately. So that’s our focus. These other brands are — just reinforces who we are as the #1 brand and deliver products that are made of ginger. This reinforces our brand imagery.

Anthony V. Vendetti

Maxim Group LLC, Research Division

Sure. So John or Norm, maybe talk a little bit about — because I know, John, when you first kind of took over as interim CEO, you said one of the things you need to do is increase the brand awareness and you were taking steps and spending money to do that in advertising and sampling and so forth. Can you talk about where that program is at? And what you intend to do or how much you intend to spend in 2020 to build the brand?

John J. Bello

Chairman of the Board

Well, not much. We intend to spend in a targeted way with retailers, for example, that have taken on our ginger ale. We’re doing consumer programs with those within those channels or within those retailers to drive awareness so we can really create some excitement around ginger ale.

Our posture in the first quarter was not only to sell more, but to save more. And we found last year, we spent a lot of money in marketing that really fell on empty shells. People couldn’t find our products, et cetera. So as time goes on and there’s more flexibility and once we have the basics done in terms of driving distribution and availability, we will ramp up advertising, promotional and marketing support in very selective ways that really focus on sampling and social media which is where all the action is these days. And we’ll continue to do that and evaluate that over time.

But over — we need to build awareness for our products and for the Reed’s brand name, and that we’re not something exciting, new and different. We’ve been around a long time. Kind of musty and dusty, and we’re trying to brush the brand up and get — create some excitement with consumers, and we think we’re going to do that with ginger ale. Just time will tell. We’ll spend more money over time. Go ahead, Norm.

Norman E. Snyder

CEO & COO

Yes. Just to add to what John said, it’s going to be targeted, three buckets. Targeted paid social media retail marketing to really drive trial and consumption, and then our sampling bus where we tour and we attend major events and sample products that have been very successful. And that really ties in well with our whole social media program. So we get a lot of trial and a lot of exposure there.

Operator

We have reached the end of the question-and-answer session.

At this time, I’d like to turn the call back over to Norm Snyder for closing comments.

Norman E. Snyder

CEO & COO

Thank you for your continued support and participating on today’s call.

We remain highly confident with our positioning, brands and opportunity and are seeing strong operational execution. We look forward to sharing our progress over the coming months and years.

Have a wonderful day. Thank you.

John J. Bello

Chairman of the Board

Thank you all.

Operator

This concludes today’s conference. You may disconnect your lines at this time, and we thank you for your participation.

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REED’S, INC. FQ4 2019 EARNINGS CALL | MAR 12, 2020

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